SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

SCHEDULE 13G

Nevada Gold & Casinos, Inc.

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(Name of Issuer)

Common Stock, $0.12 Par Value Per Share

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(Title of Class of Securities)

64126Q206

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(CUSIP Number of Class of Securities)

July 28, 2006

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(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ RULE 13d-1(b)

☒ RULE 13d-1(c)

☐ RULE 13d-1(d)

CUSIP NO. 64126Q206                                                                                         Page 2 of 11

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1) Name And I.R.S. Identification No. Of Reporting Person

Wynnefield Partners Small Cap Value, L.P. 13-3688497

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2) Check The Appropriate Box If A Member Of A Group (See Instructions)

(a)
(b)☒ Reporting person is affiliated with other persons

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3) SEC Use Only

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4) Citizenship Or Place Of Organization: Delaware

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NUMBER OF SHARES	5) Sole Voting Power:

207,500 Shares

BENEFICIALLY OWNED	--------------------------------------------
BY EACH REPORTING	6) Shared Voting Power
PERSON WITH	--------------------------------------------

7) Sole Dispositive Power:

207,500 Shares

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8) Shared Dispositive Power

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9) Aggregate Amount Beneficially Owned By Each Reporting Person :

207,500 Shares

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10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_|

(See Instructions)

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11) Percent of Class Represented by Amount in Row (9):

1.6%

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12) Type of Reporting Person (See Instructions) PN

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CUSIP NO. 64126Q206                                                                                      Page 3 of 11

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1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Partners Small Cap Value, L.P. I	13-3953291

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2) Check the Appropriate Box If a Member of a Group (See Instructions)

(a)

(b) ☒ Reporting Person is affiliated with other persons

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3) SEC USE ONLY

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4) Citizenship or Place of Organization: Delaware

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NUMBER OF SHARES	5) Sole Voting Power:

300,300 Shares

BENEFICIALLY OWNED	---------------------------------------------
BY EACH REPORTING	6) Shared Voting Power
PERSON WITH	---------------------------------------------

7) Sole Dispositive Power:

300,300 Shares

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8) Shared Dispositive Power

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9) Aggregate Amount Beneficially Owned by Each Reporting Person:

300,300 Shares

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10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_|

(See Instructions)

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11) Percent of Class Represented by Amount in Row (9):

2.3%

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12) Type of Reporting Person: PN

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CUSIP NO. 64126Q206                                                                                      Page 4 of 11

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1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)

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2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b) ☒ Reporting person is affiliated with other persons

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3) SEC USE ONLY

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4) Citizenship or Place of Organization: Cayman Islands

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NUMBER OF SHARES	5) Sole Voting Power:

334,000 Shares

BENEFICIALLY OWNED BY	---------------------------------------------
EACH REPORTING	6) Shared Voting Power
PERSON WITH	---------------------------------------------

7) Sole Dispositive Power:

334,000 Shares

---------------------------------------------

8) Shared Dispositive Power

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9) Aggregate Amount Beneficially Owned by Each Reporting Person:

334,000 Shares

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10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_|

(See Instructions)

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11) Percent of Class Represented by Amount in Row (9):

2.6%

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12) Type of Reporting Person (See Instructions) CO

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CUSIP NO. 64126Q206                                                                                         Page 5 of 11

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1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Capital Management, LLC	13-4018186

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2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b) ☒ Reporting person is affiliated with other persons

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3) SEC USE ONLY

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4) Citizenship or Place of Organization: New York

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NUMBER OF SHARES	5) Sole Voting Power:

507,800 Shares (1)

BENEFICIALLY OWNED BY	---------------------------------------------
EACH REPORTING	6) Shared Voting Power
PERSON WITH	---------------------------------------------

7) Sole Dispositive Power:

507,800 Shares (1)

---------------------------------------------

8) Shared Dispositive Power

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9) Aggregate Amount Beneficially Owned by Each Reporting Person:

507,800 Shares (1)

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10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_|

(See Instructions)

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11) Percent of Class Represented by Amount in Row (9):

3.9% (1)

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12) Type of Reporting Person: OO (Limited Liability Company)

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(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I.

CUSIP NO. 64126Q206                                                                                      Page 6 of 11

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1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Capital, Inc. (No IRS Identification No.)

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2) Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b) ☒ Reporting person is affiliated with other persons

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3) SEC USE ONLY

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4) Citizenship or Place of Organization: Cayman Islands

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NUMBER OF SHARES	5) Sole Voting Power:

334,000 Shares (1)

BENEFICIALLY OWNED BY	---------------------------------------------
EACH REPORTING	6) Shared Voting Power
PERSON WITH	---------------------------------------------

7) Sole Dispositive Power:

334,000 Shares (1)

---------------------------------------------

8) Shared Dispositive Power

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9) Aggregate Amount Beneficially Owned by Each Reporting Person:

334,000 Shares (1)

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10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_|

(See Instructions)

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11) Percent of Class Represented by Amount in Row (9):

2.6% (1)

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12) Type of Reporting Person (See Instructions) CO

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(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

CUSIP NO. 64126Q206                                                                                        Page 7 of 11

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1) Name And I.R.S. Identification No. Of Reporting Person

Channel Partnership II, L.P. 22-3215653

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2) Check The Appropriate Box If A Member Of A Group (See Instructions)

(a)
(b)☒ Reporting person is affiliated with other persons

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3) SEC Use Only

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4) Citizenship Or Place Of Organization: Delaware

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NUMBER OF SHARES	5) Sole Voting Power:

40,000 Shares

BENEFICIALLY OWNED	--------------------------------------------
BY EACH REPORTING	6) Shared Voting Power
PERSON WITH	--------------------------------------------

7) Sole Dispositive Power:

40,000 Shares

--------------------------------------------

8) Shared Dispositive Power

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9) Aggregate Amount Beneficially Owned By Each Reporting Person :

40,000 Shares

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10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_|

(See Instructions)

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11) Percent of Class Represented by Amount in Row (9):

0.3%

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12) Type of Reporting Person (See Instructions) PN

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CUSIP NO. 64126Q206                                                                                        Page 8 of 11

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1) Name And I.R.S. Identification No. Of Reporting Person

Nelson Obus

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2) Check The Appropriate Box If A Member Of A Group (See Instructions)

(a)
(b)☒ Reporting person is affiliated with other persons

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3) SEC Use Only

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4) Citizenship Or Place Of Organization: Delaware

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NUMBER OF SHARES	5) Sole Voting Power:

40,000 Shares (1)

BENEFICIALLY OWNED	--------------------------------------------
BY EACH REPORTING	6) Shared Voting Power
PERSON WITH	--------------------------------------------

7) Sole Dispositive Power:

40,000 Shares (1)

--------------------------------------------

8) Shared Dispositive Power

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9) Aggregate Amount Beneficially Owned By Each Reporting Person :

40,000 Shares (1)

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10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_|

(See Instructions)

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11) Percent of Class Represented by Amount in Row (9):

0.3% (1)

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12) Type of Reporting Person (See Instructions) IN

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(1) Mr. Obus holds an indirect beneficial interest in these shares which are directly beneficially owned by Channel Partnership II, L.P.

ITEM 1(a). Name of Issuer:

Nevada Gold & Casinos, Inc.

ITEM 1(b). Address of Issuer's Principal Executive Offices:

3040 Post Oak Blvd., Suite 675, Houston, Texas 77056

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ITEM 2(a). Names of Persons Filing:

Wynnefield Partners Small Cap Value, L.P. ("Partners")

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Wynnefield Partners Small Cap Value, L.P. I ("Partners I")

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Wynnefield Small Cap Value Offshore Fund, Ltd. ("Fund")

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Wynnefield Capital Management, LLC ("WCM")

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Wynnefield Capital, Inc. ("WCI")

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Channel Partnership II, L.P. ("Channel")

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Nelson Obus ("Mr. Obus")

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ITEM 2(b). Address of Principal Business Office Or, If None, Residence:

450 Seventh Avenue, Suite 509, New York, New York 10123

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ITEM 2(c). Citizenship:

Partners and Partners I are Delaware Limited Partnerships

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Fund and WCI are Cayman Islands Companies

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WCM is a New York Limited Liability Company

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Channel is a New York Limited Partnership

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Mr. Obus is an individual

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ITEM 2(d). Title of Class of Securities:

Common Stock, $0.12 Par Value Per Share

ITEM 2(e). CUSIP Number:	64126Q206

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is:

None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.	Ownership:

(a) Amount beneficially owned by all reporting persons: 881,800 Shares

(b) Percent of class: 6.8% of Common Stock

(c) Number of shares as to which the reporting persons have:

(i)	sole power to vote or to direct the vote:

881,800 Shares

(ii) shared power to vote or to direct the vote

(iii) sole power to dispose or to direct the disposition:

881,800 Shares

(iv) shared power to dispose or to direct the disposition

ITEM 5. Ownership of five percent or less of a class.

Not applicable.

ITEM 6. Ownership of more than five percent on behalf of another person.

Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

Not applicable.

ITEM 8. Identification and classification of members of the group.

None of the reporting persons who have filed this schedule is a person, as defined in Rule    13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934.

ITEM 9. Notice of dissolution of group.

Not applicable.

ITEM 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

Dated:	August 3, 2006

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

By:	Wynnefield Capital Management, LLC,

General Partner

By:	/s/ Nelson Obus

Nelson Obus, Managing Member

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

By:	Wynnefield Capital Management, LLC,

General Partner

By:	/s/ Nelson Obus

Nelson Obus, Managing Member

WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

By:	Wynnefield Capital, Inc.
	By:	/s/ Nelson Obus

Nelson Obus, President

CHANNEL PARTNERSHIP II, L.P.
By:	/s/ Nelson Obus

Nelson Obus, General Partner

WYNNEFIELD CAPITAL MANAGEMENT, LLC

By: /s/ Nelson Obus

Nelson Obus, Managing Member

WYNNEFIELD CAPITAL, INC.

By:	/s/ Nelson Obus

Nelson Obus, President

/s/ Nelson Obus

Nelson Obus, Individually

Exhibit 1

AGREEMENT OF JOINT FILING

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby consent to the joint filing on their behalf of a single Schedule 13G and any amendments thereto, with respect to the beneficial ownership by each of the undersigned of shares of common stock, $0.12 par value per share, of Nevada Gold & Casinos, Inc., a Nevada corporation.

Dated: as of August 3, 2006	WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
	By:	Wynnefield Capital Management, LLC,

General Partner

By:	/s/ Nelson Obus

Nelson Obus, Managing Member

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

By:	Wynnefield Capital Management, LLC,

General Partner

By:	/s/ Nelson Obus

Nelson Obus, Managing Member

WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

By:	Wynnefield Capital, Inc.
	By:	/s/ Nelson Obus

Nelson Obus, President

CHANNEL PARTNERSHIP II, L.P.

By: /s/ Nelson Obus

Nelson Obus, General Partner

WYNNEFIELD CAPITAL MANAGEMENT, LLC

By:	/s/ Nelson Obus

Nelson Obus, Managing Member

WYNNEFIELD CAPITAL, INC.

By: /s/ Nelson Obus

Nelson Obus, President

/s/ Nelson Obus _______

Nelson Obus, Individually